Exhibit 99.1

Press Release For Immediate Release
Contact: David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter of 2020

•	174th Consecutive Quarter of Profitability

•	Net Earnings of $47.5 million for the third quarter of 2020, or $0.35 per share

•	Return on Average Tangible Common Equity of 15.20% for the third quarter of 2020

•	TCE Ratio of 9.8%, CET1 Ratio of 14.6% and Total Risk-based Capital Ratio of 16.1%

•	Deposit growth of $2.37 billion or 27% year-over-year

Ontario, CA, October 21, 2020-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2020.

CVB Financial Corp. reported net income of $47.5 million for the quarter ended September 30, 2020, compared with $41.6 million for the second quarter of 2020 and $50.4 million for the third quarter of 2019. Diluted earnings per share were $0.35 for the third quarter, compared to $0.31 for the prior quarter and $0.36 for the same period last year. The third quarter of 2020 did not include a provision for credit losses, as the economic outlook is generally consistent with the forecast from the prior quarter end. In comparison, the Company recorded a provision for credit losses of $23.5 million in the first half of 2020, including $11.5 million in the second quarter.

David Brager, Chief Executive Officer of Citizens Business Bank, commented “Although the current uncertain economic situation, coronavirus outlook and low interest rate environment present near term challenges to earnings growth, we will continue to maintain our long-term focus on credit quality, strong capital levels, and consistent earnings. We believe that Citizens Business Bank will be well positioned as we return to a more normal economic environment and continue to generate stable, long-term shareholder returns.”

Net income of $47.5 million for the third quarter of 2020 produced an annualized return on average equity (“ROAE”) of 9.51% and an annualized return on average tangible common equity (“ROATCE”) of 15.20%. ROAE and ROATCE for the second quarter of 2020 were 8.51% and 13.80%, respectively, and 10.18% and 16.53%, respectively, for the third quarter of 2019. Annualized return on average assets (“ROAA”) was 1.38% for the third quarter, compared to 1.33% for the second quarter of 2020 and 1.78% for the third quarter of 2019. The efficiency ratio for the third quarter of 2020 was 42.57%, compared to 39.75% for the second quarter of 2020 and 39.60% for the third quarter of 2019.

Net income totaled $127.1 million for the nine months ended September 30, 2020. This represented a $29.4 million, or 18.81%, decrease from the prior year, as the provision for credit losses increased by $18.5 million. Diluted earnings per share were $0.93 for the nine months ended September 30, 2020, compared to $1.12 for the same period of 2019. Net income for the nine months ended September 30, 2020 produced an annualized ROAE of 8.55%, an ROATCE of 13.76% and an ROAA of 1.35%. This compares to ROAE of 10.89%, ROATCE of 17.99% and ROAA of 1.86% for the first nine months of 2019. The efficiency ratio for the nine months ended September 30, 2020 was 41.66%, compared to 39.89% for the first nine months of 2019.

Net interest income before provision for credit losses was $103.3 million for the third quarter of 2020. This represented a $1.2 million, or 1.19%, decrease from the second quarter of 2020, and a $4.8 million, or 4.47%, decrease from the third quarter of 2019. Total interest income was $106.6 million for the third quarter of 2020, which was $1.3 million, or 1.23%, lower than the second quarter of 2020 and $6.9 million, or 6.11%, lower than the same period last year. Total interest income and fees on loans for the third quarter of 2020 of $94.2 million decreased $1.2 million, or 1.21%, from the second quarter of 2020, and decreased $4.6 million, or 4.65%, from the third quarter of 2019. Total investment income of $11.8 million decreased $287,000, or 2.37%, from the second quarter of 2020 and decreased $1.7 million, or 12.56%, from the third quarter of 2019. Interest expense decreased $88,000, or 2.60%, from the prior quarter and decreased $2.1 million, or 38.92%, compared to the third quarter of 2019.

The Company adopted ASU 2016-13, commonly referred to as CECL which replaces the “incurred loss” approach with an “expected loss” model over the life of the loan, effective on January 1, 2020. No provision for credit losses was recorded for the third quarter of 2020. The Company’s economic forecast of macro-economic variables was generally consistent to the forecast at the end of the second quarter. A $23.5 million provision for credit losses was recorded in the first half of 2020, due to the economic disruption and forecasted impact resulting from COVID-19. In comparison to the prior year, a $1.5 million loan loss provision was incurred for the third quarter of 2019. During the third quarter of 2020, we experienced minimal credit charge-offs of $231,000 and total recoveries of $117,000, resulting in net charge-offs of $114,000.

Noninterest income was $13.2 million for the third quarter of 2020, compared with $12.2 million for the second quarter of 2020 and $11.9 million for the third quarter of 2019. The third quarter of 2020 included a $1.7 million net gain on the sale of one of our bank owned buildings, related to a banking center that was closed in September. In addition to this gain on sale, the year-over-year increase of $1.3 million included higher swap fee income of $1.2 million, partially offset by a decrease of $863,000 in service charges on deposit accounts.

Noninterest expense for the third quarter of 2020 was $49.6 million, compared to $46.4 million for the second quarter of 2020 and $47.5 million for the third quarter of 2019. There were no merger related expenses related to the Community Bank acquisition for the third quarter of 2020 and the second quarter of 2020, compared to $244,000 for the third quarter of 2019. The $3.2 million quarter-over-quarter increase was primarily due to a $2.3 million increase in salaries and employee benefits, including $1.1 million in additional bonus expense for “Thank You Awards” paid to all Bank employees during the third quarter and $900,000 in lower net deferred loan costs (contra account) primarily due to PPP loan origination costs in the second quarter of 2020. The third quarter of 2020 also reflected an $833,000 increase in regulatory assessments resulting from final application of assessment credits provided by the FDIC at the end of the second quarter of 2020 and a $700,000 write-down of one OREO property. Marketing and promotion expense decreased by $527,000. The year-over-year increase also included a $912,000 increase in salaries and employee benefits, primarily due to the “Thank You Awards”. Compared to the third quarter of 2019, regulatory assessments increased $852,000 and OREO expense increased by $829,000, while marketing and promotion expense decreased by $789,000. As a percentage of average assets, noninterest expense was 1.44% for the third quarter of 2020, compared to 1.48% for the second quarter of 2020 and 1.68% for the third quarter of 2019.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $103.3 million for the third quarter of 2020, compared to $104.6 million for the second quarter of 2020 and $108.2 million for the third quarter of 2019. Our net interest margin (tax equivalent) was 3.34% for the third quarter of 2020, compared to 3.70% for the second quarter of 2020 and 4.34% for the third quarter of 2019. Total average earning asset yields (tax equivalent) were 3.45% for the third quarter of 2020, compared to 3.82% for the second quarter of 2020 and 4.55% for the third quarter of 2019. The decrease in earning asset yield from the prior quarter was due to a combination of a 30 basis point decrease in average loan yields, a 23 basis point decrease in investment yields and a change in asset mix with loan balances declining to 67.1% of earning assets on average for the third quarter of 2020, compared to 70.7% for the second quarter of 2020. The decrease in earning asset yield compared to the third quarter of 2019 was primarily due to a 76 basis point decrease in loan yields from 5.23% in the year ago quarter to 4.47% for the third quarter of 2020, a 48 basis point decline in investment yields, as well as a change in asset mix resulting from a $1.28 billion increase in average balances at the Federal Reserve. Discount accretion on acquired loans increased by $122,000 quarter-over-quarter and decreased by $2.9 million compared to the third quarter of 2019. Interest and fee income from PPP loans increased from approximately $8.5 million in the second quarter of 2020, to $9.5 million in the third quarter. The significant decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 7 basis points compared to the prior quarter and 44 basis points from the third quarter of 2019. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 23 basis points from the second quarter of 2020 and decreased 48 basis points from the third quarter of 2019. Average earning assets increased from the second quarter of 2020 by $1.11 billion to $12.50 billion for the third quarter of 2020. Of that increase in earning assets, $402.7 million represented increased balances at the Federal Reserve, while investment securities grew on average by $358.1 million. Average loans grew by $335.2 million quarter-over-quarter, primarily due to PPP loans. Average earning assets increased by $2.55 billion from the third quarter of 2019. Loans on average grew by $887.0 million, including PPP loan balances that were about $1.10 billion, on average, during the third quarter of 2020. Investments increased by $344.1 million, while balances at the Federal Reserve grew on average by $1.28 billion compared to the third quarter of 2019.

Total cost of funds declined to 0.11% for the third quarter of 2020 from 0.13% for the second quarter of 2020 and 0.23% in the year ago quarter. On average, noninterest-bearing deposits were 61.67% of total deposits during the current quarter. Noninterest-bearing deposits grew on average by $527.4 million, or 8.50%, from the second quarter of 2020. Interest-bearing deposits and customer repurchase agreements grew on average by $402.1 million during the third quarter of 2020, compared to the second quarter of 2020. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.31% for the prior quarter to 0.27% for the third quarter of 2020. In comparison to the third quarter of 2019, our overall cost of funds decreased by 12 basis points, as average noninterest-bearing deposits grew by $1.50 billion. Average Interest-bearing deposits increased by $720.0 million compared to the third quarter of 2019, while the cost of interest-bearing deposits decreased by 25 basis points.

Income Taxes

Our effective tax rate for the nine months ended September 30, 2020 was 29.00%, compared with 29.00% for the nine months ended September 30, 2019. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $13.82 billion at September 30, 2020. This represented an increase of $67.4 million, or 0.49%, from total assets of $13.75 billion at June 30, 2020. Interest-earning assets of $12.59 billion at September 30, 2020 increased $75.8 million, or 0.61%, when compared with $12.52 billion at June 30, 2020. The increase in interest-earning assets was primarily due to a $494.1 million increase in investment securities and a $5.3 million increase in total loans, partially offset by a $429.4 million decrease in interest-earning balances due from the Federal Reserve.

Total assets at September 30, 2020 increased by $2.54 billion, or 22.48%, from total assets of $11.28 billion at December 31, 2019. Interest-earning assets increased $2.57 billion, or 25.59%, when compared with $10.03 billion at December 31, 2019. The increase in interest-earning assets includes a $1.31 billion increase in interest-earning balances due from the Federal Reserve, an $843.3 million increase in total loans, and a $368.6 million increase in investment securities. The increase in total loans was due to the origination of approximately 4,100 PPP loans in the second quarter of 2020, totaling $1.10 billion as of September 30, 2020. Excluding PPP loans, total loans declined by $257.8 million from December 31, 2019.

Total assets increased $2.49 billion, or 21.94%, from total assets of $11.33 billion at September 30, 2019. Interest-earning assets totaled $12.59 billion at September 30, 2020, an increase of $2.59 billion, or 25.83%, when compared with earning assets of $10.01 billion at September 30, 2019. The increase in interest-earning assets was due to a $1.12 billion increase in interest-earning balances due from the Federal Reserve, a $913.4 million increase in total loans, and a $509.0 million increase in investment securities. Excluding PPP loans, total loans declined by $187.7 million from September 30, 2019.

Investment Securities

Total investment securities were $2.78 billion at September 30, 2020, an increase of $494.1 million, or 21.58%, from $2.29 billion at June 30, 2020, an increase of $368.6 million, or 15.27%, from $2.41 billion at December 31, 2019, and an increase of $509.0 million, or 22.38%, from $2.27 billion at September 30, 2019.

At September 30, 2020, investment securities held-to-maturity (“HTM”) totaled $577.7 million, a $35.5 million, or 5.79%, decrease from June 30, 2020, a $96.8 million decrease, or 14.35%, from December 31, 2019 and a $126.3 million decrease, or 17.94%, from September 30, 2019.

At September 30, 2020, investment securities available-for-sale (“AFS”) totaled $2.21 billion, inclusive of a pre-tax net unrealized gain of $55.3 million. AFS securities increased by $529.6 million, or 31.60%, from $1.68 billion at June 30, 2020, increased by $465.4 million, or 26.74%, from December 31, 2019, and increased by $635.2 million, or 40.45%, from September 30, 2019.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $2.48 billion at September 30, 2020, compared to $2.06 billion at December 31, 2019 and $1.91 billion at September 30, 2019. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

In the third quarter of 2020, we purchased $720.8 million of securities, primarily MBS, with an average expected yield of approximately 1.20%.

Our combined AFS and HTM municipal securities totaled $198.9 million as of September 30, 2020, or approximately 7% of our entire investment portfolio. These securities are located in 27 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 29.89%, Massachusetts at 13.45%, Connecticut at 7.53%, Wisconsin at 6.79%, and Ohio at 5.89%.

Loans

Total loans and leases, net of deferred fees and discounts, of $8.41 billion at September 30, 2020 increased by $5.3 million, or 0.06%, from June 30, 2020. The $5.3 million increase in loans included increases of $4.0 million in PPP loans, $63.1 million in commercial real estate loans, $4.8 million in other SBA loans, $1.0 million in dairy & livestock and agribusiness loans, and $3.7 million in consumer and other loans, partially offset by decreases of $23.9 million in construction loans, $23.7 million in commercial and industrial loans, $11.8 million in municipal lease financings, and $11.8 million in SFR mortgage loans.

Total loans and leases, net of deferred fees increased by $843.3 million, or 11.15%, from December 31, 2019. The increase in total loans included $1.10 billion in PPP loans and a $130.9 million decline in dairy & livestock and agribusiness loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding PPP loans and dairy & livestock and agribusiness loans, total loans declined by $126.9 million, or 1.77%. The $126.9 million decrease in loans included decreases of $118.1 million in commercial and industrial loans, $27.3 million in consumer and other loans, $15.1 million in municipal lease financings, $15.0 million in construction loans, and $8.7 million in SFR mortgage loans. Partially offsetting these declines was an increase in commercial real estate loans of $53.6 million.

Total loans and leases, net of deferred fees increased by $913.4 million, or 12.19%, from September 30, 2019. Excluding $1.10 billion in PPP loans, loans declined by $187.7 million including decreases of $104.6 million in commercial and industrial loans, $58.4 million in dairy & livestock and agribusiness loans, $28.1 million in consumer and other loans, $18.0 million in construction loans, $16.4 million in municipal lease financings, $14.6 million in other SBA loans, and $3.9 million in SFR mortgage loans, partially offset by an increase of $52.6 million in commercial real estate loans.

Asset Quality

The allowance for credit losses (“ACL”) totaled $93.9 million at September 30, 2020, compared to $94.0 million at June 30, 2020, $68.7 million at December 31, 2019, and $68.7 million at September 30, 2019. The allowance for credit losses for the first nine months of 2020 was increased by $23.5 million in provision for credit losses due to the severe economic disruption forecasted as a result of the coronavirus pandemic. At September 30, 2020, ACL as a percentage of total loans and leases outstanding was 1.12%, or 1.28% when PPP loans are excluded. This compares to 1.12%, 0.91%, and 0.92% at June 30, 2020, December 31, 2019, and September 30, 2019, respectively.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $11.8 million at September 30, 2020, or 0.14% of total loans. This compares to nonperforming loans of $6.8 million, or 0.08% of total loans, at June 30, 2020, $5.3 million, or 0.07% of total loans, at December 31, 2019 and $6.6 million, or 0.09% of total loans, at September 30, 2019. The $11.8 million in nonperforming loans at September 30, 2020 are summarized as follows: $6.5 million in commercial real estate loans, $1.8 million in commercial and industrial loans, $1.7 million in SBA loans, $849,000 in dairy & livestock and agribusiness loans, $675,000 in SFR mortgage loans, and $224,000 in consumer and other loans.

As of September 30, 2020, we had $4.2 million in OREO compared to $4.9 million at June 30, 2020 and December 31, 2019, and $9.5 million at September 30, 2019.

At September 30, 2020, we had loans delinquent 30 to 89 days of $3.8 million. This compares to $2.6 million at June 30, 2020, $1.7 million at December 31, 2019 and $1.4 million at September 30, 2019. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.04% at September, 30, 2020, 0.03% at June 30, 2020, 0.02% at December 31, 2019, and 0.02% at September 30, 2019.

At September 30, 2020, we had $2.2 million in performing TDR loans, compared to $3.1 million in performing TDR loans at December 31, 2019 and $3.2 million in performing TDR loans at September 30, 2019. Through October 9, 2020, we have temporary payment deferments (primarily 90 day deferments of principal and interest) in response to the CARES Act for 33 loans totaling $69 million, or less than 1% of total loans at September 30, 2020.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $16.0 million at September 30, 2020, $11.7 million at June 30, 2020, $10.2 million at December 31, 2019, and $16.1 million at September 30, 2019. As a percentage of total assets, nonperforming assets were 0.12% at September 30, 2020, 0.09% at June 30, 2020, 0.09% at December 31, 2019, and 0.14% at September 30, 2019.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2020, classified loans totaled $72.7 million, compared to $86.3 million at June 30, 2020, $73.4 million at December 31, 2019 and $60.0 million at September 30, 2019. Classified loans decreased $13.6 million quarter-over-quarter and included a $6.1 million decrease in classified commercial real estate loans, a $4.6 million decrease in classified commercial and industrial loans, $3.8 million decrease in classified dairy & livestock and agribusiness loans, and a $1.3 million decrease in classified SBA loans, partially offset by a $2.2 million increase in classified SFR mortgage loans.

Deposits & Customer Repurchase Agreements

Deposits of $11.17 billion and customer repurchase agreements of $483.4 million totaled $11.65 billion at September 30, 2020. This represented an increase of $200.5 million, or 1.75%, when compared with $11.45 billion at June 30, 2020. Total deposits and customer repurchase agreements increased $2.52 billion, or 27.58% when compared with $9.13 billion at December 31, 2019 and increased $2.45 billion, or 26.62%, when compared with $9.20 billion at September 30, 2019.

Noninterest-bearing deposits were $6.92 billion at September 30, 2020, an increase of $18.1 million, or 0.26%, when compared to $6.90 billion at June 30, 2020, an increase of $1.67 billion, or 31.91%, when compared to $5.25 billion at December 31, 2019, and an increase of $1.53 billion, or 28.49%, when compared to September 30, 2019. At September 30, 2020, noninterest-bearing deposits were 61.95% of total deposits, compared to 62.83% at June 30, 2020, 60.26% at December 31, 2019 and 61.23% at September 30, 2019.

Capital

For the first nine months of 2020, shareholders’ equity decreased by $12.1 million to $1.98 billion. The decrease was primarily due to $91.7 million in stock repurchases and $73.3 million in cash dividends, offset by net earnings of $127.1 million and a $23.5 million increase in other comprehensive income from the tax effected impact of the increase in market value of available-for-sale securities. Our tangible common equity ratio was 9.8% at September 30, 2020.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. At September 30, 2020, the Company’s Tier 1 leverage capital ratio totaled 9.9%, common equity Tier 1 ratio totaled 14.6%, Tier 1 risk-based capital ratio totaled 14.9%, and total risk-based capital ratio totaled 16.1%.

CitizensTrust

As of September 30, 2020 CitizensTrust had approximately $2.91 billion in assets under management and administration, including $2.08 billion in assets under management. Revenues were $2.4 million for the third quarter of 2020 and $7.3 million for the first nine months of 2020, compared to $2.3 million and $7.0 million, respectively, for the same periods of 2019. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $13 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 57 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 22, 2020 to discuss the Company’s third quarter 2020 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 5, 2020 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10148385.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the recent national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that may affect electrical, environmental and communications or other services, computer services or facilities we use, or that affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other banking products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable and qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, lender liability, bank operations, financial product or service, data privacy, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry and the Company’s business prospects. The ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers and our business partners, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2020	December 31, 2019	September 30, 2019
Assets
Cash and due from banks	$145,455	$158,310	$222,248
Interest-earning balances due from Federal Reserve	1,339,498	27,208	215,300

Total cash and cash equivalents	1,484,953	185,518	437,548

Interest-earning balances due from depository institutions	44,367	2,931	5,673
Investment securities available-for-sale	2,205,646	1,740,257	1,570,406
Investment securities held-to-maturity	577,694	674,452	703,953

Total investment securities	2,783,340	2,414,709	2,274,359

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	8,407,872	7,564,577	7,494,451
Allowance for credit losses	(93,869)	(68,660)	(68,672)

Net loans and lease finance receivables	8,314,003	7,495,917	7,425,779

Premises and equipment, net	51,477	53,978	53,256
Bank owned life insurance (BOLI)	228,132	226,281	224,841
Intangibles	35,804	42,986	45,446
Goodwill	663,707	663,707	663,707
Other assets	195,240	178,735	184,465

Total assets	$13,818,711	$11,282,450	$11,332,762

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,919,423	$5,245,517	$5,385,104
Investment checking	447,910	454,565	433,615
Savings and money market	3,356,353	2,558,538	2,513,888
Time deposits	445,148	446,308	461,723

Total deposits	11,168,834	8,704,928	8,794,330
Customer repurchase agreements	483,420	428,659	407,850
Other borrowings	10,000	-	4,914
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	148,726	128,991	133,001

Total liabilities	11,836,754	9,288,352	9,365,869

Stockholders’ Equity
Stockholders’ equity	1,945,864	1,981,484	1,954,797
Accumulated other comprehensive income, net of tax	36,093	12,614	12,096

Total stockholders’ equity	1,981,957	1,994,098	1,966,893

Total liabilities and stockholders’ equity	$13,818,711	$11,282,450	$11,332,762

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Assets
Cash and due from banks	$156,132	$140,665	$173,291	$154,543	$172,970
Interest-earning balances due from Federal Reserve	1,452,167	1,049,430	168,113	916,849	64,274

Total cash and cash equivalents	1,608,299	1,190,095	341,404	1,071,392	237,244

Interest-earning balances due from depository institutions	41,982	31,003	6,006	30,362	6,574
Investment securities available-for-sale	2,006,829	1,616,907	1,545,276	1,774,620	1,625,648
Investment securities held-to-maturity	594,751	626,557	712,199	626,594	725,590

Total investment securities	2,601,580	2,243,464	2,257,475	2,401,214	2,351,238

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	8,382,257	8,047,054	7,495,289	7,972,208	7,571,502
Allowance for credit losses	(93,972)	(82,752)	(67,186)	(82,529)	(65,358)

Net loans and lease finance receivables	8,288,285	7,964,302	7,428,103	7,889,679	7,506,144

Premises and equipment, net	52,052	52,719	53,970	52,817	55,436
Bank owned life insurance (BOLI)	227,333	225,818	224,526	226,209	223,005
Intangibles	37,133	39,287	46,720	39,376	49,682
Goodwill	663,707	663,707	663,707	663,707	665,470
Other assets	189,117	182,972	174,817	183,118	167,955

Total assets	$13,727,176	$12,611,055	$11,214,416	$12,575,562	$11,280,436

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,731,711	$6,204,329	$5,227,595	$6,063,469	$5,136,233
Interest-bearing	4,184,688	3,844,025	3,464,677	3,844,874	3,544,814

Total deposits	10,916,399	10,048,354	8,692,272	9,908,343	8,681,047
Customer repurchase agreements	504,039	442,580	408,273	475,103	446,721
Other borrowings	10,020	3,981	12,040	4,833	101,138
Junior subordinated debentures	25,774	25,774	25,774	25,774	25,774
Payable for securities purchased	157,057	2,697	-	53,630	983
Other liabilities	128,045	121,069	110,630	121,579	102,792

Total liabilities	11,741,334	10,644,455	9,248,989	10,589,262	9,358,455

Stockholders’ Equity
Stockholders’ equity	1,948,351	1,928,210	1,957,195	1,956,676	1,927,076
Accumulated other comprehensive income (loss), net of tax	37,491	38,390	8,232	29,624	(5,095)

Total stockholders’ equity	1,985,842	1,966,600	1,965,427	1,986,300	1,921,981

Total liabilities and stockholders’ equity	$13,727,176	$12,611,055	$11,214,416	$12,575,562	$11,280,436

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loans and leases, including fees	$94,200	$95,352	$98,796	$281,669	$300,326
Investment securities:
Investment securities available-for-sale	8,447	8,449	9,222	26,945	29,985
Investment securities held-to-maturity	3,375	3,660	4,298	11,033	13,249

Total investment income	11,822	12,109	13,520	37,978	43,234
Dividends from FHLB stock	215	214	301	761	931
Interest-earning deposits with other institutions	389	283	946	1,285	1,140

Total interest income	106,626	107,958	113,563	321,693	345,631

Interest expense:
Deposits	2,958	2,995	4,589	10,077	12,553
Borrowings and junior subordinated debentures	343	394	815	1,416	4,326

Total interest expense	3,301	3,389	5,404	11,493	16,879

Net interest income before provision for credit losses	103,325	104,569	108,159	310,200	328,752
Provision for credit losses	-	11,500	1,500	23,500	5,000

Net interest income after provision for credit losses	103,325	93,069	106,659	286,700	323,752

Noninterest income:
Service charges on deposit accounts	3,970	3,809	4,833	12,555	15,039
Trust and investment services	2,405	2,477	2,330	7,302	6,964
Gain on OREO, net	13	-	-	23	129
Gain on sale of building, net	1,680	-	-	1,680	4,545
Gain on eminent domain condemnation, net	-	-	-	-	5,685
Other	5,085	5,866	4,731	15,385	14,040

Total noninterest income	13,153	12,152	11,894	36,945	46,402

Noninterest expense:
Salaries and employee benefits	31,034	28,706	30,122	90,617	88,286
Occupancy and equipment	5,275	5,031	4,879	15,143	15,730
Professional services	2,019	2,368	1,688	6,643	5,653
Computer software expense	2,837	2,754	2,663	8,407	8,032
Marketing and promotion	728	1,255	1,517	3,538	4,149
Amortization of intangible assets	2,292	2,445	2,648	7,182	8,338
Acquisition related expenses	-	-	244	-	6,005
Other	5,403	3,839	3,774	13,097	13,474

Total noninterest expense	49,588	46,398	47,535	144,627	149,667

Earnings before income taxes	66,890	58,823	71,018	179,018	220,487
Income taxes	19,398	17,192	20,595	51,915	63,941

Net earnings	$47,492	$41,631	$50,423	$127,103	$156,546

Basic earnings per common share	$0.35	$0.31	$0.36	$0.93	$1.12

Diluted earnings per common share	$0.35	$0.31	$0.36	$0.93	$1.12

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.54	$0.54

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income - tax equivalent (TE)	$106,950	$108,305	$113,964	$322,732	$346,912
Interest expense	3,301	3,389	5,404	11,493	16,879

Net interest income - (TE)	$103,649	$104,916	$108,560	$311,239	$330,033

Return on average assets, annualized	1.38%	1.33%	1.78%	1.35%	1.86%
Return on average equity, annualized	9.51%	8.51%	10.18%	8.55%	10.89%
Efficiency ratio [1]	42.57%	39.75%	39.60%	41.66%	39.89%
Noninterest expense to average assets, annualized	1.44%	1.48%	1.68%	1.54%	1.77%
Yield on average loans	4.47%	4.77%	5.23%	4.72%	5.30%
Yield on average earning assets (TE)	3.45%	3.82%	4.55%	3.82%	4.63%
Cost of deposits	0.11%	0.12%	0.21%	0.14%	0.19%
Cost of deposits and customer repurchase agreements	0.11%	0.12%	0.22%	0.14%	0.21%
Cost of funds	0.11%	0.13%	0.23%	0.15%	0.24%
Net interest margin (TE)	3.34%	3.70%	4.34%	3.68%	4.41%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	135,016,723	134,998,440	139,823,833	136,368,742	139,729,752
Diluted	135,183,918	135,154,479	139,975,372	136,536,372	139,946,685
Dividends declared	$24,419	$24,417	$25,276	$73,252	$75,692
Dividend payout ratio [2]	51.42%	58.65%	50.13%	57.63%	48.35%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,509,143	135,516,316	140,157,063
Book value per share	$14.63	$14.46	$14.03
Tangible book value per share	$9.46	$9.28	$8.97

	September 30, 2020	December 31, 2019	September 30, 2019
Nonperforming assets:
Nonaccrual loans	$11,775	$5,033	$6,363
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	244	249
Other real estate owned (OREO), net	4,189	4,889	9,450

Total nonperforming assets	$15,964	$10,166	$16,062

Troubled debt restructured performing loans	$2,217	$3,112	$3,168

Percentage of nonperforming assets to total loans outstanding and OREO	0.19%	0.13%	0.21%
Percentage of nonperforming assets to total assets	0.12%	0.09%	0.14%
Allowance for credit losses to nonperforming assets	588.00%	675.39%	427.54%

	Nine Months Ended
	September 30, 2020	September 30, 2019
Allowance for credit losses:
Beginning balance	$68,660	$63,613
Impact of adopting ASU 2016-13	1,840	-
Total charge-offs	(484)	(428)
Total recoveries on loans previously charged-off	353	487

Net (charge-offs) recoveries	(131)	59
Provision for credit losses	23,500	5,000

Allowance for credit losses at end of period	$93,869	$68,672

Net (charge-offs) recoveries to average loans	-0.002%	0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	September 30, 2020		June 30, 2020		December 31, 2019
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Loan Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial and industrial	$8.6	1.1%	$8.0	1.0%	$8.9	0.9%
SBA	3.5	1.1%	3.7	1.2%	1.5	0.5%
SBA - PPP	-	-	-	-	-	-
Real estate:
Commercial real estate	74.5	1.4%	74.9	1.4%	48.6	0.9%
Construction	1.9	1.9%	2.3	1.8%	0.9	0.7%
SFR mortgage	0.2	0.1%	0.2	0.1%	2.3	0.8%
Dairy & livestock and agribusiness	3.7	1.5%	3.4	1.3%	5.3	1.4%
Municipal lease finance receivables	0.2	0.4%	0.3	0.6%	0.6	1.2%
Consumer and other loans	1.3	1.4%	1.2	1.4%	0.6	0.5%

Total	$93.9	1.1%	$94.0	1.1%	$68.7	0.9%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2020		2019		2018
Quarter End	High	Low	High	Low	High	Low
March 31,	$22.01	$14.92	$23.18	$19.94	$25.14	$21.64
June 30,	$22.22	$15.97	$22.22	$20.40	$24.11	$21.92
September 30,	$19.87	$15.57	$22.23	$20.00	$24.97	$22.19
December 31,			$22.18	$19.83	$23.51	$19.21

Quarterly Consolidated Statements of Earnings

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Interest income
Loans and leases, including fees	$94,200	$95,352	$92,117	$97,302	$98,796
Investment securities and other	12,426	12,606	14,992	14,917	14,767

Total interest income	106,626	107,958	107,109	112,219	113,563

Interest expense
Deposits	2,958	2,995	4,124	4,567	4,589
Other borrowings	343	394	679	632	815

Total interest expense	3,301	3,389	4,803	5,199	5,404

Net interest income before provision for credit losses	103,325	104,569	102,306	107,020	108,159
Provision for credit losses	-	11,500	12,000	-	1,500

Net interest income after provision for credit losses	103,325	93,069	90,306	107,020	106,659

Noninterest income	13,153	12,152	11,640	12,640	11,894
Noninterest expense	49,588	46,398	48,641	49,073	47,535

Earnings before income taxes	66,890	58,823	53,305	70,587	71,018
Income taxes	19,398	17,192	15,325	19,306	20,595

Net earnings	$47,492	$41,631	$37,980	$51,281	$50,423

Effective tax rate	29.00%	29.23%	28.75%	27.35%	29.00%

Basic earnings per common share	$0.35	$0.31	$0.27	$0.37	$0.36
Diluted earnings per common share	$0.35	$0.31	$0.27	$0.37	$0.36

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,419	$24,417	$24,416	$25,248	$25,276

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Commercial and industrial	$817,056	$840,738	$960,761	$935,127	$921,678
SBA	304,987	300,156	313,071	305,008	319,571
SBA - PPP	1,101,142	1,097,150	-	-	-
Real estate:
Commercial real estate	5,428,223	5,365,120	5,347,925	5,374,617	5,375,668
Construction	101,903	125,815	128,045	116,925	119,931
SFR mortgage	274,731	286,526	278,743	283,468	278,644
Dairy & livestock and agribusiness	252,802	251,821	272,114	383,709	311,229
Municipal lease finance receivables	38,040	49,876	51,287	53,146	54,468
Consumer and other loans	88,988	85,332	114,206	116,319	117,128

Gross loans	8,407,872	8,402,534	7,466,152	7,568,319	7,498,317
Less:
Deferred loan fees, net [1]	-	-	-	(3,742)	(3,866)

Gross loans, net of deferred loan fees and discounts	8,407,872	8,402,534	7,466,152	7,564,577	7,494,451
Allowance for credit losses	(93,869)	(93,983)	(82,641)	(68,660)	(68,672)

Net loans	$8,314,003	$8,308,551	$7,383,511	$7,495,917	$7,425,779

[1] Beginning with March 31, 2020, gross loans are presented net of deferred loan fees by respective class of financing receivables.

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Noninterest-bearing	$6,919,423	$6,901,368	$5,572,649	$5,245,517	$5,385,104
Investment checking	447,910	472,509	454,153	454,565	433,615
Savings and money market	3,356,353	3,150,013	2,635,364	2,558,538	2,513,888
Time deposits	445,148	459,690	451,438	446,308	461,723

Total deposits	11,168,834	10,983,580	9,113,604	8,704,928	8,794,330

Customer repurchase agreements	483,420	468,156	368,915	428,659	407,850

Total deposits and customer repurchase agreements	$11,652,254	$11,451,736	$9,482,519	$9,133,587	$9,202,180

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Nonperforming loans [1]:
Commercial and industrial	$1,822	$1,222	$1,703	$1,266	$1,550
SBA	1,724	1,598	2,748	2,032	2,706
Real estate:
Commercial real estate	6,481	2,628	947	724	1,083
Construction	-	-	-	-	-
SFR mortgage	675	1,080	864	878	888
Dairy & livestock and agribusiness	849	-	-	-	-
Consumer and other loans	224	289	166	377	385

Total	$11,775	$6,817	$6,428	$5,277	$6,612

% of Total loans	0.14%	0.08%	0.09%	0.07%	0.09%

Past due 30-89 days:
Commercial and industrial	$3,627	$630	$665	$2	$756
SBA	66	214	3,086	1,402	303
Real estate:
Commercial real estate	-	4	210	-	368
Construction	-	-	-	-	-
SFR mortgage	-	446	233	249	-
Dairy & livestock and agribusiness	-	882	166	-	-
Consumer and other loans	67	413	-	-	-

Total	$3,760	$2,589	$4,360	$1,653	$1,427

% of Total loans	0.04%	0.03%	0.06%	0.02%	0.02%

OREO:
SBA	$797	$797	$797	$797	$444
Real estate:
Commercial real estate	1,575	2,275	2,275	2,275	2,275
SFR mortgage	1,817	1,817	1,817	1,817	6,731

Total	$4,189	$4,889	$4,889	$4,889	$9,450

Total nonperforming, past due, and OREO	$19,724	$14,295	$15,677	$11,819	$17,489

% of Total loans	0.23%	0.17%	0.21%	0.16%	0.23%

[1]	As of June 30, 2020, nonperforming loans included $25,000 of commercial and industrial loans past due 90 days or more and still accruing.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2020	June 30, 2020	December 31, 2019
Tier 1 leverage capital ratio	4.0%	9.9%	10.6%	12.3%
Common equity Tier 1 capital ratio	7.0%	14.6%	14.5%	14.8%
Tier 1 risk-based capital ratio	8.5%	14.9%	14.8%	15.1%
Total risk-based capital ratio	10.5%	16.1%	16.0%	16.0%

Tangible common equity ratio		9.8%	9.6%	12.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2020, December 31, 2019 and September 30, 2019.

	September 30, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,981,957	$1,994,098	$1,966,893
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(35,804)	(42,986)	(45,446)

Tangible book value	$1,282,446	$1,287,405	$1,257,740
Common shares issued and outstanding	135,509,143	140,102,480	140,157,063

Tangible book value per share	$9.46	$9.19	$8.97

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	(Dollars in thousands)
Net Income	$47,492	$41,631	$50,423	$127,103	$156,546
Add: Amortization of intangible assets	2,292	2,445	2,648	7,182	8,338
Less: Tax effect of amortization of intangible assets [1]	(678)	(723)	(783)	(2,123)	(2,465)

Tangible net income	$49,106	$43,353	$52,288	$132,162	$162,419

Average stockholders’ equity	$1,985,842	$1,966,600	$1,965,427	$1,986,300	$1,921,981
Less: Average goodwill	(663,707)	(663,707)	(663,707)	(663,707)	(665,470)
Less: Average intangible assets	(37,133)	(39,287)	(46,720)	(39,376)	(49,682)

Average tangible common equity	$1,285,002	$1,263,606	$1,255,000	$1,283,217	$1,206,829

Return on average equity, annualized	9.51%	8.51%	10.18%	8.55%	10.89%
Return on average tangible common equity, annualized	15.20%	13.80%	16.53%	13.76%	17.99%

[1] Tax effected at respective statutory rates.